Exhibit 10.1

EXECUTION COPY

Arconic 201 Isabella Street Pittsburgh PA 15212

August 1, 2019

John C. Plant

c/o Arconic Inc.

201 Isabella Street

Pittsburgh PA 15212

Dear John:

This letter memorializes our recent discussions concerning an extension of your service as Chief Executive Officer of Arconic Inc. (“Arconic” or the “Company”) through the expected consummation of the separation of the Company’s engineered products and forging and global rolled products businesses through a spinoff of one of such businesses (such spinoff, the “Separation,” and the date of its consummation the “Spinoff Date”).

Position:

It is expected that you will continue to serve as Chief Executive Officer of the Company through the earlier of the Spinoff Date and August 6, 2020. If the Separation occurs prior to August 6, 2020, you will remain employed with the Company until the conclusion of the Term (as defined in the letter agreement between you and the Company, dated as of February 13, 2019 (the “Letter Agreement”)) as an Advisor to the Company and its Board of Directors.

The Term is hereby extended to conclude on August 6, 2020. In addition, you and the Company have agreed that, at the Company’s request and upon mutual agreement, the Term may be extended. In any event, the Term shall automatically conclude upon termination of your employment with the Company for any reason.

Base Salary

During the Term, you will continue to receive a base salary at an annual rate of $1,600,000, payable in accordance with the Company’s normal payroll practices, and subject to all applicable taxes and withholdings.

Incentive Compensation:

As soon as practicable following the date hereof, the Company will grant you restricted stock units (the “RSUs”) pursuant to the Company’s 2013 Stock Incentive Plan, as amended and restated (the “Equity Plan”) in respect of 600,000 shares of common stock of the Company, par value $1 (“Shares”) on the terms set forth below.

Vesting Conditions. 400,000 RSUs will be “Service-Vesting RSUs” and 200,000 RSUs will be “Performance-Vesting RSUs”.

•	Service-Vesting RSUs. The Service-Vesting RSUs will vest on August 6, 2020, subject, except as otherwise provided below, to your continued employment as Chief Executive Officer or as Advisor, as applicable, pursuant to the second paragraph of this letter, through such vesting date.

o	Termination for Cause; Resignation without Good Reason. In the event of a termination of your employment by the Company for Cause (as defined in the Letter Agreement) or your resignation without Good Reason (as defined in the Letter Agreement), in either case, prior to August 6, 2020, all Service-Vesting RSUs will be forfeited.

o	Termination due to Death or Disability; Resignation for Good Reason. In the event of a termination of your employment prior to August 6, 2020 due to your death or Disability (as customarily defined in award agreements under the Equity Plan), or by you for Good Reason, then a portion of the Service-Vesting RSUs equal to the product of (i) the total number of Service-Vesting RSUs, multiplied by (ii) a fraction (not to exceed 1.0), the numerator of which is the number of days from August 6, 2019 through the date of such termination of employment and the denominator of which is 366, will vest immediately and the remainder of the Service-Vesting RSUs will be forfeited.

o	Change in Control; Termination without Cause. In the event that a Change in Control (as defined in the Equity Plan) occurs prior to August 6, 2020 or that your employment is terminated without Cause prior to August 6, 2020, then all Service-Vesting RSUs will immediately and fully vest on the date of such Change in Control or termination of employment, as applicable.

•	Performance-Vesting RSUs. The Performance-Vesting RSUs will vest in four tranches, each comprised of 50,000 RSUs.

o	Separation-Related Performance-Vesting RSUs. One tranche of 50,000 Performance-Vesting RSUs will vest on August 6, 2020 if the Spinoff Date has occurred prior to August 6, 2020 and, except as otherwise provided below, you have remained employed as Chief Executive Officer or as Advisor, as applicable, pursuant to the second paragraph of this letter, through August 6, 2020.

▪	Performance Condition Not Achieved; Termination for Cause; Resignation without Good Reason. Except as otherwise provided below, if the Spinoff Date does not occur by August 6, 2020, or if your employment is terminated by the Company for Cause or you resign without Good Reason, in either case, prior to August 6, 2020, then this tranche of Performance-Vesting RSUs will be forfeited.

▪	Termination due to Death or Disability; Resignation for Good Reason. In the event of a termination of your employment prior to August 6, 2020 due to your death or Disability, or by you for Good Reason, then a portion of this tranche of Performance Vesting RSUs equal to the product of (i) the total number of Performance-Vesting RSUs in such tranche, multiplied by (ii) a fraction (not to exceed 1.0), the numerator of which is the number of days from August 6, 2019 through the date of such termination of employment and the denominator of which is 366, will vest immediately and the remainder (if any) of such tranche of Performance-Vesting RSUs will be forfeited.

▪	Termination without Cause. In the event that your employment is terminated without Cause prior to August 6, 2020, this tranche of Performance-Vesting RSUs will remain outstanding and will vest if the Spinoff Date ultimately occurs under circumstances that would have resulted in vesting of this tranche had you remained employed through August 6, 2020, and will be forfeited on the first date that such condition can no longer be satisfied.

▪	Change in Control. In the event that a Change in Control occurs prior to August 6, 2020, then this tranche of Performance-Vesting RSUs will immediately and fully vest on the date of such Change in Control.

Notwithstanding the foregoing, if you remain employed by the Company on August 6, 2020, the Spinoff Date has not occurred prior to August 6, 2020 principally because the Board of Directors had determined that the Separation should be delayed, and the Spinoff Date actually occurs after August 6, 2020 (but prior to January 1, 2021), then this tranche of Performance-Vesting RSUs will vest on the Spinoff Date.

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o	Stock Price Performance-Vesting RSUs. The remaining three tranches each of 50,000 Performance-Vesting RSUs will each vest on the later of August 6, 2020 and the date of achievement of the specified Average Price (as defined below) set forth below with respect to the applicable Tranche, subject to achievement of such Average Price for each no later than August 6, 2021 and, except as otherwise provided below, to your continued employment as Chief Executive Officer or as Advisor, as applicable, pursuant to the second paragraph of this letter, through August 6, 2020.

▪	Performance Condition Not Achieved; Termination for Cause; Resignation without Good Reason. All such tranches of Performance-Vesting RSUs will be forfeited upon the termination of your employment by the Company for Cause or your resignation without Good Reason, in either case, prior to August 6, 2020. Each such tranche of Performance Vesting RSUs will also be forfeited if the applicable Average Price for such tranche has not been achieved as of August 6, 2021.

▪	Termination due to Death or Disability; Resignation for Good Reason; Termination without Cause; Change in Control. If you experience a termination of employment prior to August 6, 2020 due to your Death or Disability, by the Company without Cause, or by you for Good Reason, or in the event that a Change in Control occurs prior to August 6, 2020, and the Average Price performance goal is ultimately achieved for a tranche of Performance-Vesting RSUs, then a portion of such tranche of Performance-Vesting RSUs equal to the product of (i) the total number of Performance-Vesting RSUs in such tranche, multiplied by (ii) (x) if the applicable event is a Change in Control or a termination of your employment by the Company without Cause, 1.0 or (y) if the applicable event is your termination of employment due to death or Disability or resignation for Good Reason, a fraction (not to exceed 1.0), the numerator of which is the number of days from August 6, 2019 through the date of such termination of employment and the denominator of which is 366, will vest upon achievement of the Average Price performance goal and the remainder of such tranche of Performance-Vesting RSUs will be forfeited.

For purposes hereof, the “Average Price” for any day shall mean the average of the five highest daily per-share closing prices of the Shares on the New York Stock Exchange occurring during the 20 consecutive trading days preceding such date; provided that in the event that a Change in Control occurs prior to August 6, 2021, “Average Price” shall mean the value of the per-Share consideration delivered to shareholders of the Company in the Change in Control transaction (which value shall be reasonably determined by the Compensation Committee of the Board of Directors to the extent that the consideration is not in the form of cash). The Average Price hurdle for each of the three 50,000 Performance-Vesting RSU Tranches subject to an Average Price goal shall be $32, $34, and $36, respectively.

In the event of an adjustment event of the type described in Section 4(f) of the Equity Plan (including without limitation (for purposes of clarity and the avoidance of doubt) the Separation or any other split-off or a spin-off involving the equity of the Company), the Committee (as defined in the Equity Plan) will make such adjustments as it reasonably and in good faith deems equitable to the amounts of the Average Price targets and/or to actual Share values.

Other Terms and Conditions. The RSU Award may, at the Company’s election, be settled in cash rather than Shares. The RSU Award shall be subject to the additional terms and conditions contained in the award agreement attached to this letter as Annex A.

The RSUs shall be your sole incentive compensation for the extended portion of the Term contemplated hereby, it being understood that nothing herein shall modify the terms of your existing RSU Award and Outperformance Bonus opportunity (each as defined in the Letter Agreement). You will not be eligible for annual bonuses during the Term or for any equity-based compensation other than as contemplated hereby.

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 Miscellaneous:

The Company will pay directly to your attorney, within ten days following the full execution of this letter, all reasonable and documented attorneys’ fees incurred in the review, negotiation and drafting of this letter in an amount not to exceed $8,500.

Neither party hereto may assign any rights or delegate any duties under this letter without the prior written consent of the other party; provided, that this letter shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company.

Except as otherwise contemplated herein, this letter (including attachments hereto) contains the entire agreement between you and the Company with respect to the subject matter hereof, it being understood that, except as expressly modified hereby, the Letter Agreement remains in full force and effect in accordance with its terms. No modification or termination of this letter may be made orally, but must be made in writing and signed by you and the Company.

Governing Law; Jurisdiction:

This letter will be governed and interpreted in accordance with the laws of the State of New York without reference to its choice of law principles. Any action arising out of or related to this letter will be brought in the state or federal courts with jurisdiction in New York, New York, and you and the Company consent to the jurisdiction and venue of such courts.

[Signature Page Follows.]

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To accept our offer, please sign and date the bottom of this letter.

Best Regards,

/s/ James F. Albaugh
James F. Albaugh
Chair of the Compensation and Benefits Committee
Arconic Board of Directors

I, John C. Plant, acknowledge and agree to the terms set forth in this letter.

Accepted by:	Date:

/s/ John C. Plant	08/01/2019
John C. Plant

[Signature Page to Letter Agreement]

Annex A

ARCONIC INC.
CHIEF EXECUTIVE OFFICER INITIAL EQUITY AWARD
Grant Date: August __, 2019

This Restricted Share Unit Award represents a grant of Restricted Share Units relating to 600,000 shares of common stock of the Company, par value $1. The terms and conditions of this Restricted Share Unit Award Agreement, as set forth in this agreement between the Company and John C. Plant (the “Participant”, and this agreement, the “Award Agreement”) are authorized by the Compensation and Benefits Committee of the Board of Directors. The Restricted Share Unit award is granted pursuant to the 2013 Arconic Stock Incentive Plan, as amended and restated and as may be further amended from time to time (the “Plan”). Capitalized terms used but not defined in the Award Agreement shall have the meaning given to such terms in the Plan. Reference is made to the letter agreement dated as of August 1, 2019 between the Company and the Participant (the “Letter Agreement”).

General Terms and Conditions

1.             The Restricted Share Units are subject to the provisions of the Award Agreement (including the provisions of the Plan deemed to be incorporated by reference herein). Interpretations of the Award Agreement by the Committee are binding on the Participant and the Company. A Restricted Share Unit is an undertaking by the Company to issue a Share or an equivalent cash amount in accordance with Section 3 of the Award Agreement, subject to the fulfillment of certain conditions, except to the extent otherwise provided in the Plan or herein. A Participant has no voting rights or rights to receive dividends on Restricted Share Units, but the Board of Directors may authorize that dividend equivalents be accrued and paid on Restricted Share Units upon vesting in accordance with Section 2 of the Award Agreement.

Vesting and Payment

2.             The Restricted Share Units will be subject to the vesting terms and conditions set forth in the Letter Agreement which are deemed to be incorporated herein.

3.             Upon the vesting of the Restricted Share Units in accordance with the terms of the Award Agreement, Participant will receive, within 30 days following the vesting date, one Share for each vested Restricted Share Unit; provided, that the Company may instead make a cash payment in settlement of all or a portion of such vested Restricted Share Units that equals, for each applicable Restricted Share Unit, the Fair Market Value of a Share on the date of such settlement. Subject to Section 14 of the Award Agreement, the Company shall have sole discretion to determine whether to settle Restricted Share Units in Shares, cash or a combination thereof.

Taxes

4.             All taxes required to be withheld under applicable tax laws in connection with the Restricted Share Units must be paid by the Participant at the appropriate time under applicable tax laws. The Company will satisfy applicable tax withholding obligations by withholding from the Shares to be issued (or cash to be paid) upon payment of the Restricted Share Units, unless an alternative withholding method is approved by the Committee or withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case withholding will be made pursuant to Section 15(l) of the Plan. The number of Shares or amount of cash withheld will be that number or amount with a fair market value equal to the taxes required to be withheld at the minimum required rates or, to the extent permitted under applicable accounting principles and approved by the Committee, at up to the maximum individual tax rate for the applicable tax jurisdiction, which include applicable income taxes, federal and state unemployment compensation taxes and FICA/FUTA taxes. Further, notwithstanding anything herein to the contrary, the Company may cause a portion of the Restricted Share Units to vest prior to the stated vesting date set forth in the Letter Agreement in order to satisfy any tax-related items that arise prior to the date of settlement of the Restricted Share Units; provided, that to the extent necessary to avoid a prohibited distribution under Section 409A of the Code, the number of Restricted Share Units so accelerated and settled shall be with respect to a number of Shares with a value that does not exceed the liability for such tax-related items.

Beneficiaries

5.             If permitted by the Company, Participants will be entitled to designate one or more beneficiaries to receive the amounts payable in respect of any Restricted Share Units that are outstanding and have not been settled at the time of death of the Participant. All beneficiary designations will be on beneficiary designation forms approved for the Plan. Copies of the form are available from the Communications Center on Merrill Lynch’s OnLine® website www.benefits.ml.com.

6.             Beneficiary designations on an approved form will be effective at the time received by the Communications Center on Merrill Lynch’s OnLine® website www.benefits.ml.com. A Participant may revoke a beneficiary designation at any time by written notice to the Communications Center on Merrill Lynch’s OnLine® website www.benefits.ml.com or by filing a new designation form. Any designation form previously filed by a Participant will be automatically revoked and superseded by a later-filed form.

7.             A Participant will be entitled to designate any number of beneficiaries on the form, and the beneficiaries may be natural or corporate persons.

8.             The failure of any Participant to obtain any recommended signature on the form will not prohibit the Company from treating such designation as valid and effective. No beneficiary will acquire any beneficial or other interest in any Restricted Share Unit prior to the death of the Participant who designated such beneficiary.

9.             Unless the Participant indicates on the form that a named beneficiary is to receive Restricted Share Units only upon the prior death of another named beneficiary, all beneficiaries designated on the form will be entitled to share equally in the amounts payable in respect of the Restricted Share Units upon settlement. Unless otherwise indicated, all such beneficiaries will have an equal, undivided interest in all such Restricted Share Units.

10.           Should a beneficiary die after the Participant but before the Restricted Share Unit is paid, such beneficiary’s rights and interest in the Award will be transferable by the beneficiary’s last will and testament or by the laws of descent and distribution. A named beneficiary who predeceases the Participant will obtain no rights or interest in a Restricted Share Unit, nor will any person claiming on behalf of such individual. Unless otherwise specifically indicated by the Participant on the beneficiary designation form, beneficiaries designated by class (such as “children,” “grandchildren” etc.) will be deemed to refer to the members of the class living at the time of the Participant’s death, and all members of the class will be deemed to take “per capita.”

11.           If a Participant does not designate a beneficiary or if the Company does not permit a beneficiary designation, the Restricted Share Units that have not yet vested or been paid at the time of death of the Participant will be paid to the Participant’s legal heirs pursuant to the Participant’s last will and testament or by the laws of descent and distribution.

Adjustments

12.           In the event of an Equity Restructuring, the Committee will equitably adjust the Restricted Share Unit as it deems appropriate to reflect the Equity Restructuring, which may include (i) adjusting the number and type of securities subject to the Restricted Share Unit; and (ii) adjusting the terms and conditions of the Restricted Share Unit. The adjustments provided under this Section 12 will be nondiscretionary and final and binding on all interested parties, including the affected Participant and the Company; provided that the Committee will determine whether an adjustment is equitable.

Repayment/Forfeiture

13.           As an additional condition of receiving the Restricted Share Unit, the Participant agrees that the Restricted Share Unit and any benefits or proceeds the Participant may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required (i) under the terms of any recoupment or “clawback” policy adopted by the Company to comply with applicable laws or with the Company’s Corporate Governance Guidelines or other similar requirements, as such policy may be amended from time to time (and such requirements shall be deemed incorporated into the Award Agreement without the Participant’s consent) or (ii) to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Further, if the Participant receives any amount in excess of what the Participant should have received under the terms of the Restricted Share Unit for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company.

Miscellaneous Provisions

14.           Stock Exchange Requirements; Applicable Laws. Notwithstanding anything to the contrary in the Award Agreement, no Shares issuable upon vesting of the Restricted Share Units, and no certificate representing all or any part of such Shares, shall be issued or delivered if, in the opinion of counsel to the Company, such issuance or delivery would cause the Company to be in violation of, or to incur liability under, any securities law, or any rule, regulation or procedure of any U.S. national securities exchange upon which any securities of the Company are listed, or any listing agreement with any such securities exchange, or any other requirement of law or of any administrative or regulatory body having jurisdiction over the Company or a Subsidiary.

15.           Non-Transferability. The Restricted Share Units are non-transferable and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

16.           Shareholder Rights. No person or entity shall be entitled to vote, receive dividends or be deemed for any purpose the holder of any Shares unless the Restricted Share Unit shall have vested and been paid in the form of Shares in accordance with the provisions of the Award Agreement.

17.           Notices. Any notice required or permitted under the Award Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by confirmed email, telegram, or fax or five days after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at the Company’s principal corporate offices or to the Participant at the address maintained for the Participant in the Company’s records or, in either case, as subsequently modified by written notice to the other party.

18.           Severability and Judicial Modification. If any provision of the Award Agreement is held to be invalid or unenforceable under the applicable laws of any country, state, province, territory or other political subdivision or the Company elects not to enforce such restriction, the remaining provisions shall remain in full force and effect and the invalid or unenforceable provision shall be modified only to the extent necessary to render that provision valid and enforceable to the fullest extent permitted by law. If the invalid or unenforceable provision cannot be, or is not, modified, that provision shall be severed from the Award Agreement and all other provisions shall remain valid and enforceable.

19.           Successors. The Award Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, on the one hand, and the Participant and his or her heirs, beneficiaries, legatees and personal representatives, on the other hand.

20.           Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Restricted Share Unit and on any Shares acquired under the Award Agreement, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21.           Compliance with Code Section 409A. It is intended that the Restricted Share Right granted pursuant to the Award Agreement be compliant with Section 409A of the Code and the Award Agreement shall be interpreted, construed and operated to reflect this intent. Notwithstanding the foregoing, the Award Agreement and the Plan may be amended at any time, without the consent of any party, to the extent necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Further, the Company and its Subsidiaries do not make any representation to the Participant that the Restricted Share Right granted pursuant to the Award Agreement satisfies the requirements of Section 409A of the Code, and the Company and its Subsidiaries will have no liability or other obligation to indemnify or hold harmless the Participant or any other party for any tax, additional tax, interest or penalties that the Participant or any other party may incur in the event that any provision of the Award Agreement or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

22.           Waiver. A waiver by the Company of breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach by the Participant or any other Participant.

23.           No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s acceptance of the Restricted Share Unit, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s acceptance of the Restricted Share Unit before taking any action related thereto.

24.           Governing Law and Venue. As stated in the Plan, the Restricted Share Unit and the provisions of the Award Agreement and all determinations made and actions taken thereunder, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of New York, United States of America, without reference to principles of conflict of laws, and construed accordingly. The jurisdiction and venue for any disputes arising under, or any actions brought to enforce (or otherwise relating to), the Restricted Share Unit will be exclusively in the courts in the State of New York, County of New York, including the Federal Courts located therein (should Federal jurisdiction exist).

25.           Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Share Unit by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Restricted Share Unit through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

26.           Entire Agreement. The Award Agreement and the Plan embody the entire understanding and agreement of the parties with respect to the subject matter hereof, and no promise, condition, representation or warranty, express or implied, not stated or incorporated by reference herein, shall bind either party hereto.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have duly executed the Award Agreement as of the Grant Date first written above.

ARCONIC INC.

by

Name:	Katherine Hargrove Ramundo
Title:	Executive Vice President Chief Legal Officer and Secretary

John C. Plant